Exhibit 99.1

March 4, 2021

Dear Shareholders,

I hope this letter elicits in you the same sense of pride and excitement for Wizard Brands that I feel as we look forward to the upcoming year.

Despite the unprecedented challenges for the global economy this past year, Wizard Brands’ businesses, specifically the live events and hospitality industries (in which the Jevo machine plays), weathered the seismic shift in March when live events and many hospitality venues shut down due to COVID. Despite the decimation of these sectors, we successfully pivoted our business models to continue to bring in steady revenue while expanding our consumer base.

As we move further into 2021, our strategies continue to evolve. At Wizard World Virtualtm (www.wizardworld.com) and Wizard World Vaulttm (www.wizardworldvault.com), we are continuing to reposition our approach: after completing over 200 streaming virtual online events, Wizard World Virtualtm will continue to create and build global interactive online communities for affinity groups by sourcing, producing, marketing, and streaming exclusive proprietary events and Signature Series content. At Jevo (www.getjevo.com), we will continue to service our best-in-class base of customers while expanding our footprint in hospitality. We are also focused on building out a national network of distributors while introducing the machine into new verticals - all actions that we hope will help us thrive in a still-uncertain marketplace. We are also in the early stages of planning

Wizard World Virtual and Wizard World Vault

Following Wizard World Live’s last live event in Cleveland in early March 2020, we transitioned nimbly to a virtual event format that went from concept to execution in three weeks, with our first Wizard World Virtual event held on March 31.

Since March, 2020, we have broadcast over 200 interactive virtual events across three platforms: Twitch, Facebook, and YouTube. Programming has included celebrity cast reunions and game shows, concerts, workshops and how-to classes, gaming with celebrities, cosplay contests, fan panels, and more.

Tapping into the international audience potential of our streaming events, in Q4 2020, Wizard World Virtual launched an international series of streaming events geared toward the Asian market with full translation services and marketing designed for these specific markets. Based on the success of this endeavor, Wizard World Virtual plans to continue to expand into more international markets in 2021, ideally creating a global demand for our original affinity content.

To augment our move to an all-online approach, in Q1 of 2020 we launched an eCommerce site, Wizard World Vault (www.wizardworldvault.com), which features some of the most popular pop culture memorabilia from the Wizard World Live and Wizard World Virtual events, along with items from featured artists and exhibitors in the memorabilia world.

Through our platforms, Wizard World and Vault are reaching an average of 1.5 million people weekly – with enormous potential for upselling and cross-merchandising.

What does the Future hold?

Due largely to the enormous changes in society during the past year, we believe online activity and connection through virtual communities are more important than ever. We see great opportunity to build on our reputation as a premier online destination for like-minded affinity groups.

In March, 2021, Wizard World Virtual plans to launch its Signature Series — the next generation of the Wizard World Virtual Platform based on a subscription model. This platform will introduce Wizard World Virtual to new audiences as we work to build interactive communities of affinity groups, offering unique Virtual and eCommerce experiences. We believe we are can grow our communities in breadth, but also in depth, as we drill down into niche groups eager for VIP access to industry experts, influencers, and behind-the scenes access.

We are currently sourcing and looking to produce Signatures Series in subjects including:

●	Hunting and Fishing
●	Self Defense
●	Sports Teams (professional and collegiate)
●	Football, Basketball, Baseball, Hockey, etc.
●	Musicians
●	Authors
●	Baking / Cooking
●	Home and Garden
●	Auto racing and enthusiasts
●	Mainstream television
●	Comics / Comic series / CosPlay

Through our Signature Series approach, we believe the possibilities for our content library are limitless: by partnering with both individuals and businesses with the shared goal of bringing more consumers into their franchise, Wizard World Virtual is positioned to become the online destination for affinity groups to gain unique “behind-the-scenes” experiences.

Everyone who participates in the Signature Series has the opportunity to benefit: from the fans who gain direct, personal, and interactive access to talent and influencers, to the talent and influencers who may realize vast opportunities to connect and expand their fan bases. We expect Wizard World Virtual, which will own and/or license content, collect live and residual income and consistently generate new merchandising opportunities, to see its affinity communities continue to grow as we expand our offerings.

The potential opportunities these Signature Series create for monetization are highly compelling. From collectors’ items to limited release products, from insider access to early release products and retail tie-ins, sponsorships and advertising — the possibilities are exponential.

As we continue to develop our Subscription Series model for our intensely engaged and loyal communities, we aim to achieve five objectives:

●	Increased live and residual revenue
●	Increased digital product sales and cross-promotions with other businesses
●	Establishing a platform for influencers to increase their base, earn money, and amplify their message
●	Further grow our base of consumers to whom we can market content, merchandise, and experiences
●	Enrich content library across a wide swath of interests

Jevo

Jevo, one of the world’s first fully automated gelatin shot maker, was completely restructured in 2020. We are expecting to expand Jevo’s applications and are moving toward a distributor-based model. We intend to explore potential verticals, targeting the spa and fitness, medical, senior living, and educational sectors, among others, as our patented gelatin delivery system has the potential to play in sectors far beyond the hospitality industry. We believe the revenue possibilities in healthcare are particularly compelling given the rapid growth of the long-term care field. The long-term care industry is a roughly $443 billion industry, and is expected to grow another 6.8% over the next four years with 60% of Americans needing long-term care at some point in their lives (Grandview Research, 2020).

At our launch event in Florida in January, 2021, target audiences were keen to learn about the many different potential applications for delivery of everything from electrolytes to multivitamins, CBD to spirits.

Some highlights of the growth industries we are targeting forecast healthy revenue streams once the Jevo technology is adopted:

●	The United States CBD market value was just over $4 billion in 2019 and is projected to exceed $25 billion by 2025. (Brightfield Group, 2019)*
●	The global wellness economy is currently valued at $4.5 trillion with a growth rate of 6.4% 2015 – 2017 (Global Wellness Institute, 2018)

*CBD is subject to state specific regulation and may not be available in all markets.

Building for Success: Investing in Infrastructure

In advance of our expansion in both Wizard World Virtual / Wizard World Vault and Jevo, we have hired two industry strategists in key roles:

Kirsten McKamy, Senior Vice President of Digital Marketing, joined the Wizard Brands team at the end of 2020. With over 30 years of both client-side and agency experience Ms. McKamy has built and relaunched brands across marketing disciplines and industries ranging from food to spirits, sports car racing to CPG and beyond. Her strong insights into designing and shepherding international programs, applying critical data analytics to inform product launches and integrating marketing and sales teams will help bring Wizard Brands to the next level of excellence.

Michael Rees, is the recently appointed CEO of Jevo Holdings. Mr. Rees has spent the better part of his career in the private business sector launching and building innovative companies with extensive experience in distribution. Mr. Rees’s expertise includes creating and managing distributorships along with managing and training of sales and marketing teams.

Conclusion

This is the first of future annual letters I will be sending to our valued group of shareholders and, bearing in mind the economic challenges that the country has faced and is still facing, I am pleased to report that Wizard Brands continued to invest in our businesses’ growth throughout the past year. We undertook new initiatives and widened the scope of our offerings to meet and create market opportunity. We achieved admirable results not just financially but also in operational terms as we continued to add new consumers and audiences, at the same time as we expanded our restructuring plans.

We believe there are unique opportunities for Wizard Brands in the short and long term. We look forward to strengthening our internal organization, broadening and targeting offerings, and investing in infrastructure, consolidating operations and hopefully realizing strong growth across our businesses.

Your continued support of Wizard Brands can help get us there.

I would be remis if I did not note that certain statements in this letter contain “forward-looking statements” regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects”, “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. You are cautioned that these forward-looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company’s most recent annual report on Form 10-K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. The forward-looking statements are made only as of the date hereof, and we undertake no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Sincerely,

Scott Kaufman